Exhibit 99.1

                     Key Technology Announces Appointment of
                           New Chief Financial Officer

WALLA WALLA, WA - Key Technology, Inc. (Nasdaq: KTEC) announced today that Phyllis C. Best has been appointed to the position of Chief Financial Officer, effective January 6, 2003. In this position, Best will report to Thomas C. Madsen, Chairman and CEO, and will be responsible for all Company accounting and finance functions. She will replace Ted Sharp who will leave the Company in March 2003 to pursue other career opportunities.

Best joins Key with more than twenty years of experience in finance and accounting in a manufacturing environment. She most recently served as Vice President and Chief Financial Officer of Bike Athletic Company, a Knoxville, Tennessee-based sports product manufacturer. Prior to joining Bike, Best was the Chief Financial Officer for Moll Industries, Inc. a global supplier of injection molded plastic components and assemblies. In 1998, Moll Industries acquired Anchor Advanced Products, where Best had held various executive and financial positions over an eleven-year period. Best holds an undergraduate degree in accounting and an MBA from the University of Tennessee.

"Phyllis brings a substantial breadth and depth of operational, accounting, finance, and investor relations experience to Key," commented Thomas C. Madsen, Chairman and CEO. "Her track record and experience in international business, capital markets and SEC reporting will be a valuable asset to our executive management team."

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

     Note: News releases and other information on Key Technology, Inc. can be accessed at www.keyww.com on the Internet.

CONTACT: Tom Madsen
         Chairman and Chief Executive Officer
         Key Technology, Inc.
         (509) 529-2161



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